Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas (949) 231-3061	Thomas Schiller (949) 231-4700

Skyworks Delivers Record Net Income with Diluted EPS of $0.13 on a Pro Forma Basis in First Fiscal Quarter of 2007

Company Expands Gross Margin by 100 Basis Points to 38.5 Percent and
Drives Operating Income to 12 Percent of Sales on a Pro Forma Basis

WOBURN, Mass., Jan. 25, 2007 – Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity, today announced first fiscal quarter revenue of $196 million, in line with prior guidance, and up 8 percent when compared to core revenue (i.e., excluding baseband sales) of $181 million in the same period a year ago. On October 2, 2006, Skyworks announced it was immediately ceasing its baseband operations and implementing a strategic restructuring to focus on its core analog and RF business. Please see www.skyworksinc.com/pressroom.asp for more details on this announcement.

On a pro forma basis, first fiscal quarter operating income was $22.9 million, up 97 percent from the prior quarter and 65 percent year-over-year, while net income was $21.4 million, a new company record, representing a 105 percent sequential increase, and translating into $0.13 of diluted earnings per share. GAAP operating income for the first fiscal quarter was $14.9 million, or 8 percent of sales, and includes $5.5 million of restructuring charges related to the company’s previously announced exit of the baseband product area, $2.0 million of equity-based compensation in accordance with FASB Statement No. 123(R), and $0.5 million of amortization. GAAP net income for the first fiscal quarter was $12.0 million and diluted earnings per share was $0.07, versus a net loss of $96 million and diluted loss per share of $0.60 in the prior quarter.

“Our record first fiscal quarter results demonstrate the financial leverage of the new Skyworks operating model,” said David J. Aldrich, Skyworks’ president and chief executive officer. “With an intensified focus on our differentiated product portfolio and

First Fiscal Quarter Highlights

•	Increased EDGE and WCDMA front-end module shipments, with units more than doubling year-over-year

•	Powered Sony Ericsson’s GSM/GPRS, EDGE and WCDMA Walkman® series with innovative front-end solutions

•	Shipped nearly 12 million complete radios, up more than 30 percent year-over-year

•	Received initial Helios™ production orders from LG for the launch of their newest GPRS Chocolate™ phone

•	Ramped Helios™ in support of Samsung’s next-generation EDGE models, including the ultra-slim Trace™ -— the thinnest bar phone available in the United States

•	Secured design wins with next-generation, quad-band Helios™ EDGE radios

•	Supported MediaTek, Inc., a leading supplier of complete reference designs within China, with Helios™ solutions

•	Delivered record Linear Products revenue, posting growth for the fourth consecutive quarter

•	Initiated production of direct conversion transceivers for a tier-one infrastructure customer deploying WiMAX

•	Sampled BAW filters for a broad number of end-market applications

•	Launched an innovative mixer for GSM and EDGE base stations in support of Ericsson

Business Outlook

“We anticipate revenue in the second fiscal quarter in the range of $180 million, with typical handset market seasonality offset by new product introductions,” said Allan M. Kline, Skyworks’ vice president and chief financial officer. “At the same time, we expect pro forma earnings per share between $0.09 and $0.11.”

Estimated pro forma earnings per share exclude approximately $3.5 million of FASB Statement No. 123(R)-related expenses.

Pro forma results, which are a supplement to financial results based on GAAP, exclude certain charges including equity-based compensation, amortization of intangible assets, baseband exit charges, and non-recurring items. The company believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that may not be indicative of Skyworks’ ongoing operations and economic performance.

Skyworks’ First Fiscal Quarter 2007 Conference Call

Skyworks will host a conference call at 5:00 p.m. Eastern time today to discuss results for the first fiscal quarter of 2007 and its business outlook. To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 877.704.5386 (domestic) or 913.312.1302 (international), security code: Skyworks.

Playback of the conference call will begin at 9 p.m. ET on Thursday, Jan. 25, and end at 9 p.m. ET on Thursday, Feb.1, 2007. The replay will be available on Skyworks’ Web site or by calling 888.203.1112 (domestic) or 719.457.0820 (international); access code: 4001057.

About Skyworks

Skyworks Solutions, Inc. is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. The company’s power amplifiers, front-end modules and direct conversion radios are at the heart of many of today’s leading-edge multimedia handsets. Leveraging core technologies, Skyworks also offers a diverse portfolio of linear products that support automotive, broadband, cellular infrastructure, industrial and medical applications.

Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.

Safe Harbor Statement

This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results and expectations of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by our, and our customers’, products; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; our reliance on a several key customers for a large percentage of our sales; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; and the uncertainties of litigation, including disputes over intellectual property, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: Skyworks, Skyworks Solutions and Helios are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.

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SKYWORKS SOLUTIONS, INC.
UNAUDITED GAAP CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended
	Dec. 29,	Dec. 30,
	2006	2005
(in thousands)
Net revenues	$196,030	$198,325
Cost of goods sold	120,714	123,602

Gross profit	75,316	74,723
Operating expenses:
Research and development	30,412	42,430
Selling, general and administrative	24,028	23,253
Restructuring & other charges	5,473	—
Amortization of intangibles	536	536

Total operating expenses	60,449	66,219
Operating income	14,867	8,504
Interest expense	(3,249)	(3,812)
Other income, net	2,155	2,319

Income before income taxes	13,773	7,011
Provision for income taxes	1,736	2,724

Net income	$12,037	$4,287

Earnings per share:
Basic	$0.07	$0.03
Diluted	$0.07	$0.03
Weighted average shares:
Basic	161,183	158,573
Diluted	162,880	158,827

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

	Quarter Ended
	Dec. 29,	Dec. 30,
	2006	2005
(in thousands)

GAAP operating income	$14,867	$8,504
Share-based compensation expense [a]	2,026	3,031
Restructuring & other charges [b]	5,473	1,796
Amortization of intangible assets	536	536

Pro forma operating income	$22,902	$13,867

(in thousands)
GAAP net income	$12,037	$4,287
Share-based compensation expense [a]	2,026	3,031
Restructuring & other charges [b]	5,473	1,796
Amortization of intangible assets	536	536
Tax adjustments [c]	1,343	1,167
Pro forma net income	$21,415	$10,817

GAAP net income per share, diluted	$0.07	$0.03
Share-based compensation expense [a]	0.01	0.02
Restructuring & other charges [b]	0.04	0.01
Amortization of intangible assets	—	—
Tax adjustments [c]	0.01	0.01
Pro forma net income per share, diluted	$0.13	$0.07

[a] These charges represent expense recognized in accordance with FASB Statement No. 123(R), Share-Based Payment. Approximately $0.1 million, $0.5 million and $1.4 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended December 29, 2006. Approximately $0.3 million, $1.4 million and $1.3 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended December 30, 2005.

[b] On October 2, 2006, the Company announced that it was exiting its baseband product area in order to focus on its core business encompassing linear products, power amplifiers, front-end modules and radio solutions. Restructuring and other charges recorded during the three months ended December 29, 2006 primarily consisted of $1.4 million related to the write-down of technology licenses and design software associated with the baseband product area and $4.1 million related to lease obligations associated with the shut-down of certain locations associated with the baseband product area.

The charges recorded during the first quarter of fiscal 2006 primarily related to a continued reduction in the level of activity with the Company’s cellular baseband product area. Approximately $0.4 million, $1.2 million and $0.2 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively.

[c] During the three months ended December 29, 2006 and December 30, 2005, these charges primarily represent a non-cash tax charge related to the utilization of pre-merger deferred tax assets.

The above non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that we believe are not indicative of our ongoing operations and economic performance. Additionally, since we have historically reported non-GAAP results to the investment community, the inclusion of non-GAAP financial measures provides consistency in our financial reporting. Further, these non-GAAP financial measures are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	Dec. 29,	Sept. 29,
	2006	2006
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$120,234	$143,051
Short-term investments	63,100	28,150
Accounts receivable, net	163,262	158,798
Inventories	71,379	81,529
Prepaid expenses and other current assets	8,110	9,315
Property, plant and equipment, net	147,154	150,383
Goodwill and intangible assets, net	507,095	508,975
Other assets	12,079	10,295
Total assets	$1,092,413	$1,090,496

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	179,335	—
Accounts payable	56,068	73,071
Accrued liabilities and other current liabilities	53,482	52,549
Long-term debt	—	179,335
Other long-term liabilities	6,599	6,448
Stockholders’ equity	746,929	729,093
Total liabilities and equity	$1,092,413	$1,090,496